Exhibit 99.1

Corporate News

PrivateBancorp, Inc. Announces Intent to Delist, Deregister and Redeem Debt Securities

CHICAGO, June 12, 2017 –PrivateBancorp, Inc. (Nasdaq: PVTB) today announced that it has notified the New York Stock Exchange (the "NYSE") of its intention to delist its 7.125% Subordinated Debentures due 2042 (the "Debentures"), which currently trade under ticker symbol "PVTD," and has notified the Nasdaq Global Select Stock Market ("Nasdaq") of its intention to delist the 10% Trust Preferred Securities of PrivateBancorp Capital Trust IV (the "Listed TruPS"), which currently trade under ticker symbol "PVTBP."
Both actions are being taken in anticipation of the closing of the acquisition by Canadian Imperial Bank of Commerce ("CIBC") of PrivateBancorp that, as previously announced, is expected to close on June 23, 2017, which will result in the successor company to PrivateBancorp being a wholly owned subsidiary of CIBC following the closing.  PrivateBancorp expects to file Form 25 notifications prior to market open on June 23, 2017 with the Securities and Exchange Commission ("SEC") to request the removal of the Debentures and the Listed TruPS from listing on the NYSE and Nasdaq, respectively, and to deregister such securities under Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  In addition, as further described below, it is currently anticipated that, following the closing of the CIBC acquisition, the Debentures and the Listed TruPS will be called for redemption on their first available redemption date following the closing.
PrivateBancorp expects trading in the Debentures and the Listed TruPS will be suspended on June 23, 2017, and that the delisting of the Debentures and the Listed TruPS will become effective 10 days from the filing date of each respective Form 25.  Upon effectiveness of each Form 25 filing, it is expected that Form 15 filings will be made with the SEC to terminate the registration of the Debentures and the Listed TruPS under Section 12(g) of the Exchange Act, and to notify the SEC of the suspension of PrivateBancorp's public reporting obligations with respect to the Debentures and Listed TruPS.
Anticipated Redemption of Debentures
In connection with an anticipated satisfaction and discharge of the indenture associated with the Debentures at closing, PrivateBancorp intends to make arrangements to call for redemption all of the outstanding Debentures on the first available redemption date of October 30, 2017 (the "Debentures Redemption Date") at a redemption price equal to 100% of the principal amount outstanding, plus accrued and unpaid interest to, but excluding, the Debentures Redemption Date.
The Debentures are held only in book-entry form through the Depository Trust Company ("DTC"), and the Debentures will be redeemed in accordance with DTC procedures. Holders of Debentures need not take any action now to receive payment of the redemption price.
This press release does not constitute a notice of redemption of the Debentures, and the Debentures have not yet been called for redemption. Holders of the Debentures should refer to the notice of redemption, when available, to be delivered or made available at the time the Debentures are called for redemption.
Anticipated Redemption of Trust Preferred Securities
In connection with an anticipated satisfaction and discharge of the indenture associated with the debentures related to the Listed TruPS (the "TruPS Debentures") at closing, PrivateBancorp intends to make arrangements to call for redemption all of the outstanding TruPS Debentures on or about July 24, 2017 (the "TruPS Redemption Date") at a redemption price of 100% of the principal amount outstanding, plus accrued and unpaid interest to, but excluding, the TruPS Redemption Date.  The redemption of the TruPS Debentures will result in the mandatory redemption of the Listed TruPS on the TruPS Redemption Date.
The Listed TruPS are held only in book-entry form through the DTC, and the Listed TruPS will be redeemed in accordance with DTC procedures. Holders of Listed TruPS need not take any action now to receive payment of the redemption price.
This press release does not constitute a notice of redemption of the Listed TruPS, and the Listed TruPS have not yet been called for redemption. Holders of Listed TruPS should refer to the notice of redemption, when available, to be delivered or made available at the time the Listed TruPS are called for redemption.
PrivateBancorp also expects that in connection with the CIBC acquisition, it will make arrangements to call for redemption all other series of its trust preferred securities currently outstanding, none of which are listed or traded on any exchange.
About PrivateBancorp, Inc.
PrivateBancorp, Inc., through its subsidiary The PrivateBank, delivers customized business and personal financial services to middle-market companies, as well as business owners, executives, entrepreneurs and families in all of the markets and communities it serves. As of March 31, 2017, the company had 36 offices in 13 states and $20.4 billion in assets. The company's website is www.theprivatebank.com.

Forward Looking Statement

Certain statements contained in this communication may be deemed to be forward-looking statements under certain securities laws. All such statements are made pursuant to the "safe harbor" provisions of, and are intended to be forward-looking statements under applicable Canadian and U.S. securities legislation, including the United States Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about our expected plans with respect to the Debentures and the Listed TruPS and the anticipated closing of our acquisition by CIBC. Forward-looking statements are typically identified by the words "believe", "expect", "anticipate", "intend", "estimate", "forecast", "target", "objective" and other similar expressions or future or conditional verbs such as "will", "should", "would" and "could".  By their nature, these statements require us to make assumptions and are subject to inherent risks and uncertainties that may be general or specific.  A variety of factors, many of which are beyond our control, affect our performance and results, and could cause actual results to differ materially from the expectations expressed in any of our forward-looking statements.  These factors include our ability to timely implement our delisting and deregistration plans; adverse effects on the price and liquidity of our securities following delisting and deregistration; our ability to redeem the Listed TruPS and Debentures on the dates anticipated or at all; factors that could cause the closing of our acquisition by CIBC to be delayed; and our ability to anticipate and manage the risks associated with these factors.  This list is not exhaustive of the factors that may affect the forward-looking statements contained in this release. These and other factors should be considered carefully and readers should not place undue reliance on our forward-looking statements. Additional information about these factors can be found in the reports filed by PrivateBancorp and CIBC with the SEC.  Any forward-looking statements contained in this communication represent the views of management only as of the date hereof. We do not undertake to update any forward-looking statement that is contained in this communication or in other communications except as required by law.

For further information:

PrivateBancorp Contacts:
Investors: Jeanette O'Loughlin, joloughlin@theprivatebank.com, 312-564-6076;
Media: Amy Yuhn, ayuhn@theprivatebank.com, 312-564-1378